UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary Information Statement	[ ]	Confidential, for use of the Commission only
[ ]	Definitive Information Statement

BITZIO, INC.
(Name of Registrant as Specified In Its Charter)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BITZIO, INC.

548 Market Street

San Francisco, CA 94101

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of Bitzio, Inc. (the “Company”) have given their written consent to a resolution adopted by the Board of Directors of the Company to amend the articles of incorporation to increase the number of authorized shares of common stock from 250 million to 2 billion. We anticipate that this Information Statement will be mailed on December __, 2013 to shareholders of record. On or after January __, 2014, the amendment of the articles of incorporation will be filed with the Nevada Secretary of State and will become effective.

The Board of Directors approved the amendment primarily in order to comply with Bitzio’s agreement with its senior creditor, 112359 Factor Fund, LLC (“Factor Fund”). The convertible debt instruments held by Factor Fund require that Bitzio maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by Bitzio to Factor Fund. The Board of Directors anticipates that in the near future Bitzio will have no shares available for issuance upon conversion and will therefore be in default of those debt instruments. The increase in authorized shares will allow the Company to avoid the potential future debt default.

Nevada corporation law and the Company’s bylaws permit holders of a majority of the voting power to take shareholder action by written consent. Accordingly, the Company will not hold a meeting of its shareholders to consider or vote upon the amendment of the Company’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.

YOU ARE REQUESTED NOT TO SEND US A PROXY.

December ___, 2013	HUBERT J. BLANCHETTE, Chairman

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VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on December 4, 2013 (the “Record Date”). On that date, there were three classes of authorized voting stock outstanding: the common stock, the Series B Convertible Preferred Stock, and the Series C Preferred Stock. On the Record Date, the voting power of the Company was allocated thus:

	Authorized	Outstanding	Voting Power
Common	250,000,000	193,866,617	45.0%
Series B Preferred	1,000,000	500,000	4.9%
Series C Preferred	999	999	50.1%

The following table sets forth information regarding the voting stock beneficially owned by each member of our Board of Directors, by our officers and directors as a group, and by any person who, to our knowledge, owned beneficially more than 5% of either class of voting stock as of November 22, 2013.

	Common Stock		Series B Preferred		Series C Preferred		Voting
	Shares	% of Class	Shares	% of Class	Shares	% of Class	Power
Hubert Blanchette	--	--	--	--	333	33.3%	16.7%
Gordon McDougall	--	--	--	--	333	33.3%	16.7%
Marilu Brassington	--	--	--	--	333	33.3%	16.7%
All Officers & Directors (3 persons)	--	--	--	--			50.1%
RP Capital, LLC	--	--	80,833	16.2%	--	--	1.6%
Scott Stern	--	--	107,749	21.5%	--	--	2.1%
Technor Services, Ltd.	--	--	283,692	56.7%	--	--	5.6%

AMENDMENT OF THE ARTICLES OF INCORPORATION

TO INCREASE THE AUTHORIZED COMMON STOCK

The Board of Directors of the Company has adopted a resolution to amend the articles of incorporation so as to increase the number of shares of common stock authorized for issuance by the Board of Directors from 250,000,000 to 2,000,000,000. The holders of shares representing a majority of the voting power of the Company’s outstanding voting stock have given their written consent to the resolution.

The Board of Directors approved the amendment primarily in order to comply with Bitzio’s agreements with its senior creditor, 112359 Factor Fund, LLC (“Factor Fund”). The convertible debt instruments held by Factor Fund require that Bitzio maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by Bitzio to Factor Fund. The Board of Directors anticipates that it is possible that Bitzio will have no shares available for issuance upon conversion and will therefore be in default of those debt instruments.

Under Nevada corporation law, the consent of the holder of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Nevada on or after January __, 2014, and it will become effective on the date of such filing (the “Effective Date”). The Amendment to the Certificate of Incorporation provides that the authorized shares of capital stock of the Company will consist of 2,000,000,000 shares of common stock and 25,000,000 shares of preferred stock. The Board of Directors is authorized to fix the designation, rights, preferences and limitations of classes of the preferred stock; to date 6,000,000 shares of preferred stock have been designated as Series A Convertible Redeemable Preferred Stock, 1,000,000 shares of preferred stock have been designated as Series B Convertible Preferred Stock, and 999 shares of preferred stock have been designated as Series C Preferred Stock.

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The Board of Directors and the majority shareholders have approved the amendment to the certificate of incorporation in order to provide Bitzio with flexibility in pursuing its long-term business objectives. The primary reason for the reverse split is the requirement contained in Bitzio’s agreements with its primary lender to maintain a sufficient number of shares of authorized common stock to enable conversion of debt issued by Bitzio to its lenders. Additional reasons for the reverse split include:

●	Management may in the future to pursue opportunities to obtain capital in order to fully implement Bitzio’s business plan. A reserve of common shares available for issuance from time-to-time will enable Bitzio to entertain a broad variety of financing proposals.

●	Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

Management has not entered into any commitment to issue any shares except upon conversion of derivative securities that are currently outstanding. The following table shows the derivative securities that are currently outstanding.

Derivative Security	Holder	Issue Date	Outstanding Principal	Shares Issuable
A&R Debentures(1)	112359 Factor Fund, LLC	11/18/13	$1,000,000	735,294,117
Series A Preferred Stock(2)	Various	1/2/12	N.A.	4,086,240
Series B Preferred Stock (3)	Various	11/18/13	N.A.	45,626,110
Options and Warrants(4)	Various	Various	N.A.	22,561,948
				807,568,415

________________________

(1)	The principal amount and accrued interest on the A&R Convertible Debentures issued to 112359 Factor Fund, LLC (“Factor Fund”), are convertible by the holder into common stock at a conversion rate equal to 100% of the average of the five (5) lowest closing market prices for the common stock for the thirty (30) Trading Days preceding conversion. The A&R Convertible Debentures accrue interest at 8% per annum and are due December 31, 2015. The Company may prepay the A&R Debentures at any time, but must issue, as a prepayment penalty, common stock with a market value equal to 5% of the principal amount prepaid. At a conversion rate of $0.00136 on December 4, 2013, the A&R Convertible Debentures could be converted into 735,294,117 common shares.

(2)	Each outstanding share of Series A Preferred Stock gives the holder the right to pay $.40 and convert the preferred share into two shares of common stock at any time prior to January 2, 2016. The Company may redeem the Series A Preferred Stock for a payment of $.0025 per share at any time after January 2, 2016.

(3)	Each outstanding share of Series B Preferred Stock gives the holder the right to convert the preferred share into common stock representing 0.00000024688 multiplied by the number of common shares outstanding on the conversion date.

(4)	The outstanding options and warrants to purchase common stock had, at September 30, 2013, a weighted average contractual life of 2.22 years and a weighted average exercise price of $0.33. None of the warrants or options has an exercise price of less than $0.20.

All of the foregoing derivative securities are currently exercisable, and the debentures will remain exercisable until satisfied. Since Bitzio currently has only 56,133,383 shares of common stock that are authorized but not issued, it is likely that in the near future, if a significant amount of the foregoing derivative securities were converted or exercised, Bitzio would not be able to issue the requisite common stock, and would be in default, unless the number of common shares available for issuance is increased. Conversion of the debentures, in particular, would improve Bitzio’s balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing. However, conversion would also dilute the interest of current shareholders in the equity in Bitzio. The additional authorized common stock is necessary to accommodate those conversions, should they occur.

As a result of the increase in authorized common stock, there will be 1,806,133,383 common shares available for issuance. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Company’s shareholders. Nevada law requires that the Board use its reasonable business judgment to assure that the Company obtains “fair value” when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company’s common stock.

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The increase in the number of common shares available for issuance is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

No Dissenters Rights

Under Nevada law, shareholders are not entitled to dissenters’ rights with respect to the amendment of the Certificate of Incorporation to increase the authorized common stock.

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